Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-279965, 333-207638, and 333-193658 on Form S-8 and No. 333-283610 on Form S-3 of First Foundation Inc. of our report dated March 17, 2025, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in this annual report on Form 10-K.

/s/ Crowe LLP

Dallas, Texas

March 17, 2025